Exhibit 10.1

PREIT LETTERHEAD

[Date]

[EMPLOYEE]

[Address Line 1]

[Address Line 2]

Re: Retention Bonus

Dear [EMPLOYEE]:

In exchange for your valuable work and commitments to PREIT Services, LLC (the “Company”), your anticipated future contributions, and to incentivize and motivate you to continue your employment, the Company is offering you a retention bonus. The details are as follows:

1.
Retention Bonus. Provided you remain continuously employed by the Company or its affiliates from July 1, 2023 through June 30, 2024 (the “Retention Period”), the Company will pay you a retention bonus in a gross total amount equal to $______________, less all applicable withholdings required by law (the “Retention Bonus”).

2.
Timing of Payments of Retention Bonus. The Retention Bonus shall be paid to you in cash in three (3) installments on the following schedule:

•
50% of the Retention Bonus on September 1, 2023
•
25% of the Retention Bonus on January 1, 2024
•
25% of the Retention Bonus on April 1, 2024

3.
Pro-Rata Forfeiture of the Retention Bonus. While the Company is going to pay the Retention Bonus to you according to the above schedule, you understand and agree that you will forfeit the Retention Bonus, on a pro-rata basis, if, prior to the end of the Retention Period, you voluntarily resign from your employment with the Company or your employment with the Company is terminated for willful misconduct. In such circumstances, you agree to repay the portion of the Retention Bonus received by you during the Retention Period that exceeds the amount of Retention Bonus earned by you on a pro-rata basis between July 1, 2023 and the date you cease to be employed by the Company, adjusted for withholdings and as determined by the Company in its sole discretion. The Company will advise you of the repayment amount within ten (10) business days of the date you cease to be employed by the Company, which amount shall be paid to the Company within ten (10) days thereafter.

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4.
Authorization for Recoupment of Overpayment from Amounts Due. In the event you are obligated to repay any portion of the Retention Bonus, you expressly authorize the Company to satisfy some or all of the amounts due by deducting such amounts from and reducing compensation and other amounts that are due to you at the date you cease to be employed by the Company. You also agree to timely execute any additional documentation that the Company deems necessary to effectuate the deduction described above.

This letter shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts-of-law principles. This letter contains the entire understanding between you and the Company with respect to your eligibility for the Retention Bonus and related terms. However, nothing in this letter is intended to waive your rights under previous awards of LTIP and retention.

The terms described above may not be amended except by written document signed by you and an authorized representative of the Company. The terms and benefits of this letter may not be assigned by you. The Company may assign this letter in its discretion, including but not limited to in connection with a merger or sale of equity or assets.

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If you have any questions relating to this letter, please feel free to contact me. If you are in agreement with the terms of this letter, please execute and return this letter to the Company’s Human Resource Department.

Sincerely,

PREIT SERVICES, LLC

By: Joseph Coradino

Title: Chief Executive Officer

I hereby acknowledge and agree to the terms of this letter.

I expressly acknowledge that I have read and understand its terms, including without limitation the authorization for the Company to recoup any overpayments of Retention Bonus issued to me from amounts otherwise due to me from the Company in the event my employment with the Company ceases prior to the end of the Retention Period.

Date: ___________________________ By: ____________________________

Name: __________________________

[EMPLOYEE]

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